EXHIBIT 23.1
                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Intelect Communications Systems Limited

We consent to incorporation by reference in the registration statement on Form S-4 relating to the restructuring of Intelect Communications Systems Limited as a U.S. domiciled corporation of our report dated April 9, 1997, relating to the consolidated balance sheets of Intelect Communications Systems Limited and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity and cash flows for the year ended December 31, 1996, the two months ended December 31, 1995 and the years ended October 31, 1995 and 1994, and the related schedule, which report appears in the December 31, 1996 annual report on Form 10-K of Intelect Communications Systems Limited.

Our report dated April 9, 1997, contains an explanatory paragraph that states that the Company has suffered losses from continuing operations and is dependent upon the successful development and commercialization of its products and its ability to secure adequate sources of capital until the Company is operating profitably. These matters raise substantial doubt about the company's ability to continue as a going concern. Management's plans with regard to these matters are described in note 1 to the consolidated financial statements. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of this uncertainty.

We consent to the use of our report incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.


/s/ KPMG PEAT MARWICK
Chartered Accountants
Hamilton, Bermuda
October 29, 1997